Exhibit 99.1

FOR IMMEDIATE RELEASE

FAIRPOINT REPORTS RESULTS FOR THE FOURTH QUARTER

AND FULL YEAR ENDED DECEMBER 31, 2006;

Increases Cumulative Cash Available for Dividends by 10%

CHARLOTTE, N.C. (February 21, 2007) – FairPoint Communications, Inc. (NYSE:FRP) (“FairPoint” or the “Company”) today announced its financial results for the fourth quarter ended December 31, 2006.

•

Revenues for the fourth quarter of 2006 increased $0.4 million or 0.6% over the fourth quarter of 2005. Excluding the impact of operations acquired in the last twelve months, revenues decreased $3.7 million or 5.3% compared to the fourth quarter of 2005 (principally due to a $2.4 million interstate access revenue adjustment recorded in the fourth quarter of 2005).

•

Adjusted EBITDA[1] (as defined herein) for the fourth quarter of 2006 was $33.3 million versus $37.6 million for the same period last year (principally due to a $2.4 million interstate access revenue adjustment recorded in the fourth quarter of 2005).

•

Earnings per share on a fully diluted basis for the fourth quarter of 2006 were $0.12 compared to earnings per share in the fourth quarter of 2005 of $0.23. The decline is principally due to $2.4 million of merger transaction expenses in the fourth quarter of 2006 related to the pending merger with Verizon’s Maine, Vermont and New Hampshire wireline operations and the interstate access revenue adjustment recorded in the fourth quarter of 2005.

“We finished 2006 strong, with positive results from our existing operations, and with plans underway to continue our next phase of growth, the acquisition of Verizon’s wireline operations in Maine, New Hampshire and Vermont,” said Gene Johnson, Chairman and CEO of FairPoint.  “Our core operations generated solid Cash Available for Dividends in excess of our dividend. That’s good news for our current and future shareholders as we continue to improve our dividend stability.”

Johnson continued, “Our broadband penetration continues to improve, now almost 24% of the lines we serve, and we continue to see new opportunities for our customers to benefit from our bundled services. We believe that our success in bringing broadband to the current markets we serve will translate into improved broadband access and services for our new customers in the Verizon transaction.”

_________________________

1 Merger transaction related expenses of $2.4 million which were incurred in the fourth quarter of 2006 have been added back to Adjusted EBITDA. The Company amended its credit facility on January 25, 2007 which effectively allows the Company to exclude transition and transaction expenses related to the Company’s agreement to merge with Verizon’s Maine, Vermont and New Hampshire wireline operations.

Fourth quarter summary:

(in thousands, except per share and customer units)	Three Months Ended
	12/31/06	12/31/05	% Change
Revenues	$ 70,382	$ 69,934	0.6%
Income from operations	$ 13,751	$ 19,416	(29.2%)
Net income	$ 4,319	$ 8,096	(46.7%)
Diluted earnings per share	$ 0.12	$ 0.23

Adjusted EBITDA	$ 33,271	$ 37,592	(11.5%)
Cash Available for Dividends (as defined herein)	$ 18,178	$ 18,937	(4.0%)
Cumulative Cash Available for Dividends (as defined herein)	$ 45,246

Access line equivalents	311,150	289,658	7.4%
Voice access lines	251,706	244,293	3.0%
High speed data subscribers	59,444	45,365	31.0%

Results for the three month period ended December 31, 2006

Operating Revenues

Consolidated revenues for the three months ended December 31, 2006 were $70.4 million, an increase of $0.4 million or 0.6% compared to the three months ended December 31, 2005. Operations acquired in the last twelve months contributed approximately $4.2 million to total revenues. Excluding the impact of operations acquired in the previous twelve months, revenues decreased $3.7 million or 5.3% compared to the fourth quarter of the prior year. Items affecting the decrease in revenues were decreases in interstate access revenue of $3.1 million, intrastate access revenue of $1.2 million, local service revenue of $0.5 million and universal service fund revenue of $0.2 million. These decreases were partially offset by increases in data and internet services revenue of $0.7 million, other services revenue of $0.3 million and long distance revenue of $0.2 million. The decrease in interstate access revenue is partially due to the recognition of $2.4 million of revenue in the fourth quarter of 2005 related to the settlement of over-earnings reserves for the 2003-2004 regulatory earnings period.

Operating Expenses

Operating expenses (excluding depreciation and amortization) increased $6.0 million or 16.2% compared to the fourth quarter of 2005. Excluding the impact of operations acquired in the last twelve months, operating expenses increased $4.1 million or 10.9% compared to the prior year. The primary drivers of this increase were merger transaction related expenses of $2.4 million and increases in employee compensation expenses of $0.5 million, cost of goods sold of $0.3 million (including $0.1 million related to HSD and long distance services) and operating insurance expenses of $0.3 million, all partially offset by a decrease in legal expenses of $0.5 million.

Also included in operating expenses are expenses associated with stock based compensation which are non-cash expenses. Total stock based compensation expenses for the three months ended December 31, 2006 and December 31, 2005 were $0.8 million and $0.7 million, respectively. Depreciation and amortization expense increased $0.1 million compared to the same period in 2005.

Net Income and Earnings per Share

Net income decreased $3.8 million compared to the fourth quarter of 2005. This decrease was primarily driven by an increase in expenses and a decrease in interstate access revenue as discussed above. Earnings per share on a fully diluted basis were $0.12 for the three months ended December 31, 2006, compared to earnings per share on a fully diluted basis of $0.23 for the same period in 2005.

Adjusted EBITDA and Cash Available for Dividends

Adjusted EBITDA for the three months ended December 31, 2006 was $33.3 million ($2.4 million of merger transaction related expenses have been added back), compared to Adjusted EBITDA of $37.6 million for the same period in the prior year. Cash Available for Dividends of $18.2 million was generated during the three months ended December 31, 2006. Cash Available for Dividends for the three months ended December 31, 2006 is up from the $15.5 million generated in the three months ended September 30, 2006, principally because of lower capital expenditures and cash income taxes in the fourth quarter.

Year-to-Date Results (Twelve Months Ended December 31, 2006)

Consolidated revenues for the twelve months ended December 31, 2006 increased $7.2 million or 2.7% compared to the twelve months ended December 31, 2005. Operations acquired during 2005 and 2006 contributed approximately $10.6 million to the increase in total revenues. Excluding the impact of operations acquired, revenues decreased $3.4 million or 1.3% compared to the prior year.

Operating expenses (excluding depreciation and amortization) increased $12.0 million or 8.4% compared to the twelve months ended December 31, 2005. Excluding the impact of operations acquired in the last twelve months, operating expenses increased $5.9 million or 4.2% compared to the prior year. Included in operating expenses are merger transaction related expenses of $2.4 million.

The Company finished the twelve month period ended December 31, 2006 with a Cumulative Cash Available for Dividends balance of $45.2 million, up from $41.0 million at September 30, 2006.

Operational highlights

•	Total HSD subscribers increased by 2,349 in the fourth quarter of 2006 to 59,444 at December 31, 2006. Excluding acquired lines, HSD subscribers increased by 1,635 in the fourth quarter of 2006.
•	HSD penetration increased to 23.6% of voice access lines compared to 18.6% at December 31, 2005.
•	HSD average revenue per subscriber (“ARPU”) was $42.02 for the fourth quarter of 2006. The Company’s quarterly HSD ARPU has remained consistent over the past year.
•

Interstate long distance penetration as of December 31, 2006 increased to 45.2% of voice access lines compared to 44.5% at the end of the fourth quarter of 2005, primarily as a result of the Company’s continuing efforts to sell a voice bundled offering consisting of local voice, long distance and enhanced calling services.

•	Total access line equivalents were 311,150 as of December 31, 2006, representing an increase of 2,292 or 0.7% from September 30, 2006. Total access line equivalents as of December 31, 2006 increased 7.4% compared to December 31, 2005 and increased 1.0% over the prior year including only lines owned for the full year.

•	Voice access lines, excluding lines acquired in the last twelve months, as of December 31, 2006 decreased 3.4% compared to December 31, 2005.

Access Line Equivalents

	12/31/2006	9/30/2006	12/31/2005	% change 12/31/06 to 12/31/05
Access lines owned for full year(1):
Voice access lines	236,009	239,829	244,293	(3.4%)
HSD subscribers	55,602	53,967	44,310	25.5%
Subtotal: Access line equivalents	291,611	293,796	288,603	1.0%

Access lines acquired or disposed of during the last twelve months(1)(2):
Voice access lines	15,697	11,934	-	N/A
HSD subscribers	3,842	3,128	1,055	N/A
Subtotal: Access line equivalents	19,539	15,062	1,055	N/A

Total access line equivalents	311,150	308,858	289,658	7.4%

(1)

In the third quarter of 2006, the Company began including access lines and HSD subscribers from its two competitive local exchange carrier (CLEC) companies. Historically, these access lines have not been included in the Company’s access line and subscriber counts. CLEC lines have been included in the line counts for all periods above for comparison purposes.

(2)

Represents voice access lines and HSD subscribers for companies owned less than twelve months. The Company completed the acquisition of the assets of Cass County Telephone Limited Partnership in the third quarter of 2006, the acquisition of Unite Communication Systems, Inc. in the third quarter of 2006 and the acquisition of The Germantown Independent Telephone Company in the fourth quarter of 2006. The Company sold the operations of a subsidiary, Fremont Broadband, LLC, during the second quarter of 2006.

Cash Available for Dividends

The Company’s credit facility contains a covenant that limits its ability to pay cash dividends on its common stock to the amount of Cumulative Cash Available for Dividends that accumulates from April 1, 2005 through the end of the Company’s most recent fiscal quarter for which financial statements are available and a compliance certificate has been delivered (which, as of December 31, 2006, was the quarter ended September 30, 2006). Under this covenant, as of December 31, 2006, the Company had Cumulative Cash Available for Dividends of $41.0 million, from which it paid a dividend on January 18, 2007 of $13.9 million, resulting in a carryover of $27.1 million of Cumulative Cash Available for Dividends. In addition to this $27.1 million carryover, based on the Company’s financial performance through December 31, 2006 as described in this earnings release, the Company generated an additional $18.2 million of Cash Available for Dividends and as a result expects to have $45.2 million of Cumulative Cash Available for Dividends from which to declare and pay its next dividend. Cash Available for Dividends corresponds to the term “Available Cash” in the Company’s credit facility and

Cumulative Cash Available for Dividends corresponds to the term “Cumulative Distributable Cash” in the Company’s credit facility.

Merger Information

The Company announced on January 16, 2007 that it signed definitive agreements with Verizon Communications Inc. that will result in Verizon establishing a separate entity for its local exchange and related business assets in Maine, New Hampshire and Vermont, spinning off the capital stock of that new entity to Verizon’s stockholders, and merging it with and into FairPoint. The merger is expected to close within the next 12 months. For additional information on the merger and related agreements, please refer to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on January 19, 2007.

Transaction Update

•	Completed ETOM analysis (Enhanced Telephone Operations Manual) to establish system capabilities, processes and organizational functions required to define and operate the new infrastructure.
•	Developed preliminary systems architecture plan.
•	Established forty-one project work streams to prepare systems for conversion.
•	Reviewed systems architecture plan with Verizon Communications Inc.

2007 Outlook

For 2007, FairPoint anticipates revenues of $281 to $284 million. Adjusted EBITDA, before adjusting for the sale of the Company’s investment in Orange County Poughkeepsie Limited Partnership, is expected to be $129 to $131 million (excluding merger transition expenses). Capital expenditures for 2007 are expected to be approximately $73 to $75 million, including $44 million related to the merger. FairPoint amended its credit facility on January 25, 2007 to allow the Company to exclude operating expenses and capital expenditures related to the merger agreement from certain covenant calculations.

The Company estimates that capital expenditures in the first quarter of 2007, excluding merger related expenditures, will be approximately $8.5 to $9.5 million. In addition, the Company expects cash interest expense for the first quarter of 2007 will be approximately $9.8 to $10.0 million.

The Company has also confirmed that the dividends paid to its shareholders in 2006 will be treated as qualified dividends for tax purposes, partially due to gains recognized on non-core asset sales in 2006.

Conference Call and Webcast

As previously announced, FairPoint will host a conference call and simultaneous webcast to discuss its fourth quarter results at 8:30 a.m. EST on February 21, 2007. Participants should call (888) 253-4456 (US/Canada) or (706) 643-3201 (International) and request the FairPoint Communications fourth quarter earnings call. A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call (800) 642-1687 and enter the confirmation code 7262648. The recording will be available from Wednesday, February 21, 2007 at 1:00 p.m. through Wednesday, February 28, 2007 at 11:59 p.m. (EST).

A live broadcast of the earnings conference call will be available via the Internet at www.fairpoint.com under the Investor Relations section. An online replay will be available beginning at 1:00 p.m. (EST) on February 21, 2007 and will remain available for one year. During the conference call, representatives of

FairPoint may discuss and answer one or more questions concerning FairPoint’s business and financial matters. The responses to these questions, as well as other matters discussed during the conference call, may contain information that has not been previously disclosed.

Non-GAAP Financial Measures

EBITDA (as defined herein), Adjusted EBITDA and Cash Available for Dividends are non-GAAP financial measures (i.e., they are not measures of financial performance under generally accepted accounting principles) and should not be considered in isolation or as a substitute for consolidated statements of operations and cash flows data prepared in accordance with GAAP. In addition, the non-GAAP financial measures used by FairPoint may not be comparable to similarly titled measures of other companies. For definitions of and additional information regarding EBITDA, Adjusted EBITDA and Cash Available for Dividends, and a reconciliation of such measures to the most comparable financial measures calculated in accordance with GAAP, please see the attachments to this press release.

FairPoint believes EBITDA is useful to investors because EBITDA is commonly used in the communications industry to analyze companies on the basis of operating performance, liquidity and leverage. FairPoint believes EBITDA allows a standardized comparison between companies in the industry, while minimizing the differences from depreciation policies, financial leverage and tax strategies.

Certain covenants in FairPoint’s credit facility contain ratios based on Adjusted EBITDA and the restricted payment covenant in FairPoint’s credit facility regulating the payment of dividends on its common stock is based on Adjusted EBITDA. If FairPoint’s Adjusted EBITDA were to decline below certain levels, covenants in FairPoint’s credit facility that are based on Adjusted EBITDA may be violated and could cause, among other things, a default under such credit facility, or result in FairPoint’s inability to pay dividends on its common stock.

FairPoint believes Cash Available for Dividends is useful to investors as a means to evaluate FairPoint’s ability to pay dividends on its common stock. However, FairPoint is not required to use such cash to pay dividends and any dividends are subject to declaration by FairPoint’s board of directors and compliance with Delaware law and the terms of its credit facility.

While FairPoint uses these non-GAAP financial measures in managing and analyzing its business and financial condition and believes they are useful to its management and investors for the reasons described above, these non-GAAP financial measures have certain shortcomings. In particular, Adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. FairPoint’s management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures.

The information in this press release should be read in conjunction with the financial statements and footnotes contained in FairPoint’s annual report on Form 10-K to be filed with the Securities and Exchange Commission.

About FairPoint

FairPoint is a leading provider of communications services to rural and small urban communities across the country. Incorporated in 1991, FairPoint’s mission is to acquire and operate communications companies that set the standard of excellence for the delivery of service to rural and small urban communities. Today, FairPoint owns and operates 31 local exchange companies located in 18 states, offering an array of services, including local and long distance voice, data, Internet and broadband offerings.

Forward Looking Statements

This press release may contain forward-looking statements that are not based on historical fact, including without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission, including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information. FairPoint’s results for the year ended December 31, 2006 are subject to the completion and filing with the Securities and Exchange Commission of its Annual Report on Form 10-K for such period.

Source: FairPoint Communications, Inc. www.fairpoint.com

Investor Contact: Brett Ellis (866) 377-3747, bellis@fairpoint.com

Media Contact: Jennifer Sharpe (704) 227-3629, jsharpe@fairpoint.com

# # #

Attachments

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2006	2005
	(unaudited)
	(Dollars in thousands)
Assets
Current assets:
Cash	$3,805	$5,083
Accounts receivable, net	28,533	34,985
Other	13,184	9,200
Deferred income tax, net	33,648	29,190
Assets of discontinued operations	—	90
Total current assets	79,170	78,548
Property, plant, and equipment, net	246,264	242,617
Investments	12,057	39,808
Goodwill	499,184	481,343
Deferred income tax, net	23,830	47,160
Deferred charges and other assets	24,725	18,663
Total assets	$885,230	$908,139

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$14,337	$12,030
Dividends payable	13,908	13,789
Current portion of long-term debt	714	677
Demand notes payable	312	338
Accrued interest payable	560	288
Other accrued liabilities	16,017	20,808
Liabilities of discontinued operations	486	2,495
Total current liabilities	46,334	50,425
Long-term liabilities:
Long-term debt, net of current portion	607,272	606,748
Deferred credits and other long-term liabilities	6,897	4,108
Total long-term liabilities	614,169	610,856
Minority interest	8	10
Stockholders' equity:
Common stock	352	350

Additional paid-in capital	530,536	590,131
Unearned compensation	—	(6,475)
Accumulated deficit	(311,545)	(342,635)
Accumulated other comprehensive income, net	5,376	5,477
Total stockholders' equity	224,719	246,848
Total liabilities and stockholders' equity	$885,230	$908,139

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
	Three months ended		Twelve months ended
	December 31,		December 31,
	2006	2005	2006	2005
	(Dollars in thousands)

Revenues	$70,382	$69,934	$270,069	$262,843
Operating expenses:
Operating expenses, excluding depreciation and amortization	43,221	37,191	155,463	143,425
Depreciation and amortization	13,410	13,327	53,236	52,390
Total operating expenses	56,631	50,518	208,699	195,815
Income from operations	13,751	19,416	61,370	67,028
Other income (expense):
Net gain (loss) on sale of investments and other assets	451	(1,012)	14,740	(1,211)
Interest and dividend income	177	829	3,315	2,499
Interest expense	(10,151)	(9,832)	(39,665)	(46,416)
Equity in net earnings of investees	2,410	3,134	10,616	11,302
Other non-operating, net	—	—	—	(87,746)
Total other income (expense)	(7,113)	(6,881)	(10,994)	(121,572)
Income (loss) before income taxes	6,638	12,535	50,376	(54,544)
Income tax (expense) benefit	(2,893)	(4,819)	(19,858)	83,096
Minority interest	—	—	(2)	(2)
Income from continuing operations	3,745	7,716	30,516	28,550
Income from discontinued operations	574	380	574	380
Net income	$4,319	$8,096	$31,090	$28,930

Weighted average shares outstanding:
Basic	34,660	34,550	34,629	31,927
Diluted	34,860	34,571	34,754	31,957
Basic earnings per share:
Continuing operations	$0.11	$0.22	$0.88	$0.89
Discontinued operations	0.01	0.01	0.02	0.02
Net income	0.12	0.23	0.90	0.91
Diluted earnings per share:
Continuing operations	$0.11	$0.22	$0.88	$0.89
Discontinued operations	0.01	0.01	0.01	0.02
Net income	0.02	0.23	0.89	0.91

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Twelve months ended
	December 31,
	2006	2005
	(Dollars in thousands)
Cash flows from operating activities:
Net income	$31,090	$28,930
Adjustments to reconcile net income to net cash provided by
operating activities of continuing operations:
Loss on discontinued operations	(574)	(380)
Dividends and accretion on shares subject to mandatory redemption	—	2,362
Loss on preferred stock subject to mandatory redemption	—	9,899
Deferred income taxes	17,473	(84,208)
Amortization of debt issue costs	1,572	1,859
Provision for uncollectible revenue	1,798	3,245
Depreciation and amortization	53,236	52,390
Loss on early retirement of debt	—	77,847
Minority interest in income of subsidiaries	2	2
Income from equity method investments	(10,616)	(11,302)
Net (gain) loss on sale of investments and other assets	(14,740)	1,211
Other non cash items	2,209	2,045
Changes in assets and liabilities arising from operations:
Accounts receivable and other current assets	4,710	(2,527)
Accounts payable and accrued expenses	(3,664)	(19,399)
Income taxes	29	(363)
Other assets/liabilities	(759)	71
Total adjustments	50,676	32,752
Net cash provided by operating activities of continuing operations	81,766	61,682
Cash flows from investing activities of continuing operations:
Acquisitions of telephone properties, net of cash acquired	(49,837)	(25,690)
Acquisition of investments	—	(12)
Net capital additions	(31,990)	(27,401)
Distributions from investments	10,654	10,859
Net proceeds from sales of investments and other assets	43,832	175
Other, net	(20)	(738)
Net cash used in investing activities of continuing operations	(27,361)	(42,807)

Cash flows from financing activities of continuing operations:
Net proceeds from issuance of common stock	—	431,921
Debt issue and offering costs	—	(8,975)
Proceeds from issuance of long-term debt	129,200	699,959
Repayments of long-term debt	(128,651)	(905,675)
Repurchase of preferred and common stock	—	(129,281)
Payment of fees and penalties associated with early retirement of
long term debt	—	(61,037)
Payment of deferred transaction fee	—	(8,445)
Proceeds from exercise of stock options	24	184
Dividends paid to common stockholders	(55,241)	(35,298)
Net cash provided by (used in) financing activities of continuing operations	(54,668)	(16,647)
Cash flows of discontinued operations:
Operating cash flows, net used in	(1,015)	(740)
Net (decrease) increase in cash	(1,278)	1,488
Cash, beginning of period	5,083	3,595
Cash, end of period	$3,805	$5,083

FairPoint Communications, Inc.

Non-GAAP Financial Measures Reconciliation

For the Three Months and Twelve Months Ended December 21, 2006 and 2005

	Three Months Ended	Three Months Ended
	12/31/06	12/31/05
	(Dollars in thousands)
Net cash provided by operating activities from continuing operations	$22,771	$22,857
Adjustments:
Depreciation and amortization	(13,410)	(13,327)
Other non-cash items	(2,429)	(15,707)
Changes in assets and liabilities arising from continuing operations, net of acquisitions	(3,187)	13,893
Income from continuing operations	3,745	7,716
Adjustments:
Interest expense	10,151	9,832
Provision for income taxes	2,893	4,819
Depreciation and amortization	13,410	13,327
EBITDA	30,199	35,694
Adjustments:
Net (gain) loss on sale of investments and other assets	(451)	1,012
Equity in net earnings of investees	(2,410)	(3,134)
Distributions from investments	2,753	3,550
Non-cash stock based compensation	823	691
Merger transaction and transition expenses	2,371	-
Other non-cash item	-	(212)
Deferred patronage dividends	(14)	(9)
Adjusted EBITDA	$33,271	$37,592

	Three Months Ended	Three Months Ended
	12/31/06	12/31/05
Net cash provided by operating activities from continuing operations	$81,766	$61,682
Adjustments:
Depreciation and amortization	(53,236)	(52,390)
Dividends and accretion on shares subject to mandatory redemption	-	(2,362)
Other non-cash items	2,302	(598)
Changes in assets and liabilities arising from continuing operations, net of acquisitions	(316)	22,218
Income from continuing operations	30,516	28,550
Adjustments:
Interest expense	39,665	46,416
Provision for income taxes	19,858	(83,096)
Depreciation and amortization	53,236	52,390
EBITDA	143,275	44,260
Adjustments:
Net (gain) loss on sale of investments and other assets	(14,740)	1,211
Equity in net earnings of investees	(10,616)	(11,302)
Distributions from investments	10,654	10,859
Non-cash stock based compensation	2,859	2,350
Loss on early retirement of debt	-	77,847
Loss on redemption of preferred stock	-	9,899
Merger transaction and transition expenses	2,371	-
Other non-cash item	(637)	(212)
Deferred patronage dividends	(1)	(77)
Adjusted EBITDA	$133,165	$134,835
Plus (minus):
Scheduled principal payments	(651)	(858)
Cash interest expense (adjusted for amortization and swap interest)	(38,094)	(42,200)
Capital expenditures and other	(33,144)	(28,142)
Investments	(112)	-
Cash received on account of non-cash income excluded from Adjusted EBITDA	4,000	-
Gain on sale of investment/assets	14,848	-
Cash income taxes	(23,369)	(309)

Cash Available for Dividends	$77,643	$63,326

"EBITDA" means net income (loss) before income (loss) from discontinued operations, interest expense, income taxes, and depreciation and amortization.

"Adjusted EBITDA" is defined in FairPoint's credit facility as (i) the sum of Consolidated Net Income (which is defined in FairPoint's credit facility and includes expense, depreciation, amortization, losses on sales of assets and other extraordinary losses, certain one-time charges recorded as operating expenses related to the transactions contemplated by the Company's Merger Agreement with Verizon Communications Inc. and certain other non-cash items, each as defined, minus (ii) gains on sales of assets and other extraordinary gains and all non-cash items increasing Consolidated Net Income.

"Cash Available for Dividends" means Adjusted EBITDA, minus (i) cash interest expense (adjusted for amortization and swap interest), (ii) scheduled principal payments on indebtedness, (iii) capital expenditures, (iv) investments, (v) cash income taxes, and (vi) non-cash items excluded from Adjusted EBITDA and paid in cash, plus (i) the cash amount of any extraordinary gains and gains realized on asset sales other than in the ordinary course of business, and (ii) cash received on account of non-cash gains or non-cash income excluded from Adjusted EBITDA.

FairPoint Communications, Inc.

Sequential Financial Information for the Quarters ending

December 31, September 30, June 30, March 31, 2006 and December 31, 2005

(Dollars in thousands)	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended
	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006	December 31, 2005
Consolidated Results:
Revenues:
Local calling services	$17,781	$16,984	$16,609	$16,282	$16,919
USF - high cost loop support	5,380	5,116	4,731	4,819	5,189
Interstate access revenue	18,768	19,399	16,589	17,636	20,627
Intrastate access revenue	9,337	10,150	8,888	8,977	10,165
Long distance services	5,983	6,525	5,630	5,399	5,694
Data and internet services	7,550	7,119	6,890	6,683	6,409
Other services	5,583	5,407	4,859	4,995	4,931
Total revenues	70,382	70,700	64,196	64,791	69,934
Operating expenses	56,631	53,201	49,627	49,240	50,518
Income from operations	13,751	17,499	14,569	15,551	19,416
Other income (expense)	(7,113)	(7,853)	10,151	(6,179)	(6,881)
Earnings from continuing operations before income taxes	6,638	9,646	24,720	9,372	12,535
Income taxes	(2,893)	(3,668)	(9,645)	(3,652)	(4,819)
Minority interest in income of subsidiaries	-	(1)	(1)	-	-
Income from discontinued operations	574	-	-	-	380
Net income	$4,319	$5,977	$15,074	$5,720	$8,096

Cash Available for Dividends:
Adjusted EBITDA	$33,271	$33,448	$33,153	$33,293	$37,592
Plus (minus):
Scheduled principal payments	(166)	(164)	(162)	(159)	(157)
Cash interest expense (adjusted for amortization and swap interest)	(9,780)	(9,594)	(9,411)	(9,309)	(9,433)

Capital expenditures and other	(6,412)	(8,100)	(12,688)	(5,944)	(9,523)
Investments	-	-	(112)	-	-
Cash received on account of non-cash income excluded from Adjusted EBITDA	1,000	1,000	1,000	1,000	-
Gain on sale of investment/assets	350	59	14,264	175	-
Cash income taxes	(85)	(1,160)	(504)	(620)	458
Cash Available for Dividends	$18,178	$15,489	$25,540	$18,436	$18,937

Cumulative Cash Available for Dividends: (1)
Beginning Balance	$40,964	$39,331	$27,616	$22,972	$17,800
Add:
Cash Available for Dividends generated during the quarter	18,178	15,489	25,540	18,436	18,937
Less:
Dividends declared and/or paid after July 30, 2005	(13,896)	(13,856)	(13,825)	(13,792)	(13,765)
Cumulative Cash Available for Dividends	$45,246	$40,964	$39,331	$27,616	$22,972

Other information:
Gross property, plant and equipment	$829,234	$815,543	$775,322	$764,431	$760,221
Capital expenditures	6,354	8,100	11,592	5,944	9,325
Interest expense (adjusted for amortization and swap interest)	(9,780)	(9,594)	(9,411)	(9,309)	(9,433)
Access line equivalents (2)	311,150	308,858	293,603	291,461	289,658
Residential access lines	194,119	194,002	186,316	186,669	188,490
Business access lines	57,587	57,761	55,860	55,522	55,803
High Speed Data subscribers	59,444	57,095	51,427	49,270	45,365
DSL subscribers	54,752	52,655	47,313	44,360	41,021
Other HSD subscribers (Wireless and Cable modems)	4,692	4,440	4,114	4,910	4,344

(1)

Cumulative Cash Available for Dividends means the amount of Cash Available for Dividends generated beginning on April 1, 2005, minus the aggregate amount of dividends paid after July 30, 2005, minus the aggregate amount of investments made after April 1, 2005 using such cash, plus the aggregate amount of distributions received from such investments (not to exceed the amount originally invested).

(2)

In the third quarter of 2006, the Company began including access lines and HSD subscribers from its two competitive local exchange carrier (CLEC) companies. Historically, these access lines have not been included in the Company’s access line and subscriber counts.